                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

             AMERICAN VANGUARD REGAINS POSITION AS SOLE SUPPLIER OF
                        NAPHTHALENE ACETIC ACID PRODUCTS

Newport Beach, CA -- October 18, 1999 -- American Vanguard Corporation (ASE:AVD) today announced that Amvac Chemical Corporation, a wholly-owned subsidiary of the Company, settled litigation regarding its exclusive ownership of labels and registration with the EPA for naphthalene acetic acid ("NAA"). This litigation commenced in Oregon in November 1996 against several parties Amvac contended were unlawfully using such labels and registration to manufacture and sell NAA.

The settlement agreement provides for an undisclosed amount of cash to be paid to American Vanguard and confirmed Amvac's exclusive ownership of the NAA labels. NAA is used worldwide as a plant growth regulator, and is an important part of the Company's product line.

Eric Wintemute, President and CEO of American Vanguard, commented, "We are very pleased to once again be the sole supplier of one of our core product lines. We believe that this position and the stance we took in resolving this situation is critical to the U.S. crop protection industry. With the resolution of this issue, management's attention can be singularly focused on running and growing our business, and the Company will cease to incur legal expenses related to this matter."

American Vanguard Corporation is a diversified specialty and agricultural products company. Its subsidiaries include AMVAC Chemical Corporation, which develops and markets safe and effective products for agricultural and commercial uses; GemChem, Inc., a national chemical distributor; AMVAC Chemical UK Ltd., the Company's UK office; Quimica Amvac De Mexico S.A. de C.V., the Company's Mexico office; and Environmental Mediation, Inc., an environmental consulting firm.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking information are estimates by the Company's management and are subject to various risks and uncertainties that may cause results to differ from management's current expectations. Such factors include weather conditions, changes in regulatory policy, and other risks as detailed from time to time in the Company's SEC reports and filings. Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

                                 #### #### ####

CONTACT:                              -OR-        AVD'S INVESTOR RELATIONS FIRM
American Vanguard Corporation                     Loren Goldstein
Eric G. Wintemute, President, CEO                 (212) 836-9604
James A. Barry, Senior Vice President, CFO        The Equity Group Inc.
(949) 260-1200                                    www.theequitygroup.com